EXHIBIT 1.2

TRADUCCIÓN PÚBLICA

SWORN TRANSLATION

At front of all pages there appear an illegible signature and a seal reading “Estela B. García Liñeiro, Notary Public – License 4255]

In the City of Buenos Aires, on October 10, 2007, at 1:45 p.m., a General Ordinary and Extraordinary Shareholders’ Meeting is held at the registered offices located at Bolívar 108 1st Floor, Autonomous City of Buenos Aires by the Shareholders of IRSA INVERSIONES Y REPRESENTACIONES SOCIEDAD ANÓNIMA which hold common book-entry shares of the Company of a par value of $ 1 each, as recorded on pages 17 and 18 of the Record of Attendance to General Shareholders’ Meeting. The meeting is also attended by Directors Saúl Zang, Cedric Bridger, Mauricio Wior, Ricardo Estevez and Alejandro Gustavo Elsztain, it being presided over by the Chairman, Mr. Eduardo Sergio Elsztain. The attendance of the representatives of the Supervisory Committee, Dr. José Daniel Abelovich and Dr. Marcelo Héctor Fuxman is recorded. Further, the attendance of the representative of the Buenos Aires Stock Exchange, Dr. Nora Lavorante and the representatives of the Argentine Securities Commission (the “CNV”), Dr. María Eugenia Recio and Dr. Guillermo Semeliuk is also recorded. In such respect, and having no objections been raised, the Chairman declares the meeting open with the attendance of 16 shareholders, 8 of which are present in person with the remaining 8 shareholders being represented by proxy. Such shareholders hold, in the aggregate, 469,282,046 common book-entry shares of a par value of $ 1 each and entitled to 469,282,046 votes, equivalent to a Capital Stock of $469,282,046, representative of 85.04878% thereof.

It is worth being noted that this Shareholders’ Meeting shall qualify as an Ordinary Shareholders’ Meeting and that, for purposes of considering Agenda items 11) through 16) it shall qualify as an Extraordinary Shareholders’ Meeting, for which purpose the attendance of shareholders representing sixty percent (60%) of voting shares is required at the first call, which condition has been duly satisfied.

Further, and in order to have a more orderly vote counting, the Chairman requests the representative of Bank of New York (BONY), which represents the ADR holding, to express the vote intention of each Agenda item for purposes of the correct computation thereof by the secretary.

ITEM ONE: APPOINTMENT OF TWO SHAREHOLDERS TO APPROVE AND SIGN THE MINUTES OF THE SHAREHOLDERS’ MEETING.

The representative of shareholder CRESUD SACIF Y A (CRESUD) motions to appoint the representatives of shareholders Inversiones Financieras del Sur SA (IFISA) and THE BANK of NEW YORK (BONY) to approve and sign the minutes of the Shareholders’ Meeting.

The motion was approved by 463,403,486 votes, with 5,816,260 abstentions from voting by the BONY and 62,300 negative votes by the BONY, being recorded.

ITEM TWO: CONSIDERATION OF THE DOCUMENTATION PROVIDED FOR IN SECTION 234 SUB-SECTION 1 OF LAW NO. 19,550, FOR THE FISCAL YEAR ENDED JUNE 30, 2007.

The representative of CRESUD informs that, taking into account that the Board has made the documentation available to shareholders duly in advance and has further filed it with the CNV through the AIF (Digitally-Signed Financial Information), the Buenos Aires Stock Exchange, Mercado Abierto Electrónico, the NYSE and the Securities & Exchange Commission, she motions to omit reading thereof. Further she motions to have it fully approved in the form it has been made available to this Shareholders’ Meeting.

The motion was approved by 461,595,605 votes, with 6,646,780 abstentions from voting by the BONY and 978,011 by Investors Bank and 61,650 negative votes by the BONY being recorded.

ITEM THREE: CONSIDERATION OF THE ACTIVITIES CARRIED OUT BY THE BOARD OF DIRECTORS.

The representative of CRESUD motions to approve the activities carried out by the Board of Directors during the year under consideration.

The motion was approved by 462,297,816 votes, with 6,915,220 abstentions from voting by the BONY and 69,010 negative votes by the BONY being recorded.

ITEM FOUR: CONSIDERATION OF THE ACTIVITIES CARRIED OUT BY THE SUPERVISORY COMMITTEE.

Then the representative of IFISA motions to approve the activities carried out by the Supervisory Committee during the year under analysis.

The motion was approved by 463,243,536 votes, with 5,964,580 abstentions from voting and 73,930 negative votes, in both cases by the BONY, being recorded.

ITEM FIVE: TREATMENT AND APPLICATION OF THE INCOME FOR THE YEAR ENDED JUNE 30, 2007 WHICH RECORDED A $107,097,000.- PROFIT (PESOS ONE HUNDRED AND SEVEN MILLION NINETY-SEVEN THOUSAND WITH 00).

The Chairman states that the Board of Directors proposes and submits to the consideration of the shareholders’ meeting, as far as this Agenda item is concerned and in respect of the fiscal year’s result, the following scheme:

(i) To deduct 5% as legal reserve; (ii) to allocate the balance to a reserve account for “New Investment Projects”.

The representative of IFISA motions to approve the proposal submitted by the Chairman, prior deduction of 5% as legal reserve, with the Board of Directors being empowered to direct the aforementioned allocation pursuant to the regulations in force.

The motion was approved by 463,290,546 votes, with 5,928,550 abstentions from voting and 62,950 negative votes, in both cases by the BONY, being recorded.

ITEM SIX: CONSIDERATION OF THE COMPENSATION TO BE PAID TO THE BOARD OF DIRECTORS FOR THE FISCAL YEAR ENDED JUNE 30, 2007 FOR $8,153,000.- (PESOS EIGHT MILLION ONE HUNDRED AND FIFTY-THREE THOUSAND WITH 00) EXCEEDING $2,658,000 (PESOS TWO MILLION SIX HUNDRED AND FIFTY-EIGHT THOUSAND WITH 00) OVER THE LIMIT OF FIVE PER CENT (5%) OF EARNINGS ESTABLISHED BY SECTION 261 OF LAW NO. 19550 AND THE REGULATIONS OF THE ARGENTINE SECURITIES COMMISSION (CNV), GIVEN THE PROPOSAL NOT TO DISTRIBUTE DIVIDENDS.

The Chairman states that it is worth being noted that the compensation provided for the fiscal year ended June 30, 2007 by way of advanced fees to the members of the board was determined on the basis of the criterion set forth by section 2 d), Chapter III of the CNV Regulations, and it reached the amount of $8,153,000.

The representative of the BONY motions to approve the compensation to be paid to the Board, which amounts to $8,153,000.-, in respect of its performance during the fiscal year ended June 30, 2007, taking into consideration the directors’ responsibilities, the time devoted to the professional duties inherent to their offices, the outcome of their performance, the special technical duties performed in controlled companies and their professional experience, in addition, needless to say, to the market value of the services rendered. Further he proposes to empower the Board of Directors to (i) proceed to the timely assignment and distribution thereof in accordance with the specific duties performed by its members, (ii) grant monthly advanced fees, subject to the approval of the next ordinary shareholders’ meeting dealing with such issue and (iii) expressly delegate on the Board of Directors the timely consideration, approval and allocation of the Supervisory Committee budget.

The motion was approved by 461,940,836 votes, with 6,910,410 abstentions from voting and 430,800 negative votes, in both cases by the BONY, being recorded.

ITEM SEVEN: CONSIDERATION OF THE COMPENSATION TO BE PAID TO THE SUPERVISORY COMMITTEE FOR THE FISCAL YEAR ENDED JUNE 30, 2007.

The representative of CRESUD motions not to pay any compensation to the Supervisory Committee on this occasion.

The motion was approved by 463,231,756 votes, with 5,945,400 abstentions from voting and 104,890 negative votes, in both cases by the BONY, being recorded.

ITEM EIGHT: APPOINTMENT AND ESTABLISHMENT OF THE NUMBER OF REGULAR AND ALTERNATE DIRECTORS, IF ANY.

The Chairman takes the floor and states that the term of office of the Regular Directors Alejandro Gustavo Elsztain, Fernando Barenboim, Gary Gladstein and Fernando Rubin is terminated by reason of the expiration thereof.

The representative of CRESUD motions to:

A) Reduce the number of directors to 12;

B) Appoint Messrs. Alejandro Gustavo Elsztain, Gary Gladstein and Fernando Rubin for a new term of office expiring on June 30, 2010, underscoring their qualification as non-independent members pursuant to the provisions of resolution N°400 of the CNV and the applicable regulations in force in the U.S. market.

C) Appoint Messrs. Gabriel Adolfo Gregorio Reznik, Enrique Antonini and Daniel Ricardo Elsztain as Alternate Directors, underscoring the qualification of Messrs. Gabriel Adolfo Gregorio Reznik and Enrique Antonini as independent members and the qualification of Mr. Daniel Elsztain as non-independent member.

The motion was approved by 462,891,576 votes, with 6,316,710 abstentions from voting and 73,760 negative votes, in both cases by the BONY, being recorded.

ITEM NINE: APPOINTMENT OF THE REGULAR AND ALTERNATE MEMBERS OF THE SUPERVISORY COMMITTEE.

The representative of IFISA motions to appoint Messrs. José Daniel ABELOVICH, Marcelo Héctor FUXMAN and Roberto MURMIS as regular syndics and Messrs. Sergio KOLACKZYK, Silvia Cecilia De FEO and Alicia Graciela RIGUEIRA, as alternate syndics for the term of one year, underscoring that, pursuant to General Resolution N° 400 of the Argentine Securities Commission, the proposed individuals qualify as independent members, notwithstanding the fact that they have provided compensated professional assistance relating to companies section 33 of the Business Companies Law No. 19,550.

The motion was approved by 461,593,706 votes, with 6,417,100 abstentions from voting and 1,271,240 negative votes, in both cases by the BONY, being recorded.

ITEM TEN: APPOINTMENT OF THE CERTIFYING ACCOUNTANT FOR THE NEXT FISCAL YEAR AND ESTABLISHMENT OF ITS COMPENSATION.

The Chairman states that the accounting fees under analysis include those corresponding to the parent company an those corresponding to their related companies, both controlled and under joint control.

The representative of IFISA motions to appoint the firms PRICEWATERHOUSE&Co., member of the firm PriceWaterhouseCoopers and Abelovich Polano & Asociados, as certifying accountant for fiscal year 2007/2008 and to fix their compensation at $1,415,700.- and $631,319.- respectively.

Further, he proposes to approve the payment of a compensation for professional consultancy services rendered during the fiscal year and to establish a compensation for professional duties relating to the Sarbanes-Oxley rules, the issue of offering memorandum and tax advice in the aggregate amount of $1,085,487.

In addition he motions to approve the difference with the sum approved by the previous shareholders’ meeting, which amounts to $602,687.- taking into account the assignment of duties which had not been initially budgeted.

The motion was approved by 458,189,276 votes, with 11,027,820 abstentions from voting and 64,950 negative votes, in both cases by the BONY, being recorded.

ITEM ELEVEN: UPDATE OF THE REPORT ON THE SHARED SERVICES AGREEMENT.

The Chairman states that the purpose of the execution of the Shared Services Agreement was to amend certain sections of the Master Corporate Services Agreement entered into with CRESUD and Alto Palermo on June 30, 2004. The main amendments consisted in including the Internal Audit Management and the Corporate Services Management Areas in the Corporate Service Exchange Areas and excluding Directors Secretaries therefrom. The Cost Distribution Basis of the Finance and Operations sectors were also changed. Further Messrs. Gabriel Adolfo Gregorio Reznik, on behalf of Cresud; Cedric Bridger, on behalf of IRSA; and Abraham Perelman, on behalf of APSA, were appointed as Individual Responsible Officers, which individuals are members of the Parties’ Audit Committee in addition to their being directors.

The representative of the BONY motions to approve, in all respects, all the issues informed and discussed in respect of the matter under consideration.

The motion was approved by 463,271,246 votes, with 5,943,850 abstentions from voting and 66,950 negative votes, in both cases by the BONY, being recorded.

ITEM TWELVE: A CAPITAL STOCK INCREASE BY A NOMINAL AMOUNT OF UP TO $280,000,000 (PAR VALUE PESOS TWO HUNDRED AND EIGHTY MILLION), THROUGH THE ISSUANCE OF UP TO 280,000,000.- (TWO HUNDRED AND EIGHTY MILLION) OF NEW COMMON, BOOK-ENTRY SHARES OF $1 (PESOS ONE) PAR VALUE EACH AND WITH RIGHT TO ONE VOTE PER SHARE WITH RIGHT TO DIVIDENDS PARI PASSU WITH THE SHARES OUTSTANDING AT THE TIME OF ISSUANCE, TO BE SUBJECT TO THE PUBLIC OFFERING REGIME IN ARGENTINA OR ABROAD. ESTABLISHMENT OF THE PARAMETERS WITHIN WHICH THE BOARD OF DIRECTORS SHALL ESTABLISH THE ISSUE PREMIUM.

The Chairman states that, taking into consideration the difficulties caused by the international financial situation, the Board of Directors has deemed it convenient to submit to the consideration of shareholders the subscription of a capital increase in order to fund, with genuine capital resources, the corporate business expansion and the investments to be made, while maintaining an adequate debt/equity ratio.

On the basis of the foregoing and taking into account the projects in which the Company may engage, shareholders are proposed a capital stock increase by a nominal amount of up to $ 280,000,000 (par value Pesos two hundred and eighty million), through the issuance of up to 280,000,000.- (Two hundred and eighty million) of new common, book-entry shares of $1 (Pesos one) par value each and with right to one vote per share with right to dividends pari passu with the shares outstanding at the time of issuance, to be subject to the public offering regime in Argentina or abroad.

The representative of the BONY motions to approve the following:

1. the capital increase of up to $280,000,000- from $551,779,869 to a maximum of $831,779,869- in accordance with the Board of Directors’ proposal, representing an increase of approximately 50.74%, which figure may vary taking into account the conversions of convertible notes to be made and the exercise of outstanding warrants issued in 2002;

2. that this issuance be offered for subscription to the Shareholders exercising their preemptive and accretion rights, and should there be a balance, to delegate on the Board of Directors the power to decide the application thereof, with full powers to cancel or place it among public investors, either fully or in part. In such case, the issuance conditions shall not be more favorable for such subscribers than the subscription conditions timely offered to the Shareholders.

Further he motions to delegate on the Board of Directors the establishment of the reference subscription price and the definitive subscription price (par value plus issue premium) of the new shares, considering as parameter a price range to be fixed between the lowest and the highest listing price of the Company’s shares during a period of not less than 5 days nor more than 180 days prior to the establishment of the reference and definitive price.

In addition, he proposes that the reference subscription price and the definitive subscription price be reported in accordance with the provisions of the Listing Rules of the Buenos Aires Stock Exchange and that the Board of Directors shall establish the definitive subscription price during the preemptive rights subscription period. Accordingly, the definitive subscription price shall be valid and applicable to all the new shares subscribed in exercise of preemptive and accretion rights without regard of the reference subscription price.

Before submitting the motions raised by the Shareholder, the Chairman states that, in respect of the capital increase under consideration, it should be noted that in view of the potential prejudice which may be caused to holders of the warrants issued in 2002, on account of the fact of their being prevented from exercising all the preemptive rights in respect of the new shares to which they are entitled, it has been decided to extend the term to exercise the warrants, thus allowing their exercise from the first business day following this shareholders’ meeting to their expiration date which shall take place on November 14, 2007. For purposes of participating in this capital increase by means of the exercise of the preemptive subscription rights, the holders of warrants are required to exercise them until the 7th trading day preceding commencement of the preemptive subscription period.

The motion was approved by 445,940,216 votes, with 5,986,400 abstentions from voting and 17,355,430 negative votes, in both cases by the BONY, being recorded.

ITEM THIRTEEN: Delegation on the Board of Directors of all the terms and conditions applicable to the issuance not expressly determined by the Shareholders’ meeting with powers to sub-delegate on one or more Company Directors or Managers or the persons thereby authorized, including without limitation: (i) the determination of the amount, timing, manner, issue premium, subscription price, payment conditions and remaining terms and conditions of issuance; (ii) the application for the authorization to the public offering and listing of the shares to be issued by the Argentine Securities Commission (CNV) and/or the Buenos Aires Stock Exchange and/or Mercado Abierto Electrónico and/or any other public or private stock exchange OR MARKET in Argentina or abroad, with powers to request any other type of admission to the Public Offering regime to the Argentine Securities Commission, the US Securities and Exchange Commission and/or other similar agencies in Argentina or abroad and the powers to enter into all types of agreements with local and/or foreign financial institutions for them to subscribe and pay in said shares for placement in the local and/or international market and to perform any acts necessary and/or advisable in order to implement the resolutions made by the Shareholders’ Meeting, and (iii) the increase and/or amendment of the Global Depositary Receipts Program currently in force between the Company and The Bank of New York as depository, representative of Global Depositary Shares as well as delegation on the Board of Directors of the establishment of the terms, conditions and scope of said program.

The representative of the BONY proposes, on the basis of the approval granted in the preceding item, to approve the possibility of delegating on the management body all the terms and conditions of issuance not expressly determined by the Shareholders’ Meeting with powers to sub-delegate on one or more Company Directors or Managers, or the persons thereby authorized, including without limitation: (i) the determination of the amount, timing, manner, issue premium, subscription price, payment conditions and remaining terms and conditions of issuance; (ii) the application for the authorization to the public offering and listing of the shares to be issued by the Argentine Securities Commission (CNV) and/or the Buenos Aires Stock Exchange and/or Mercado Abierto Electrónico and/or any other public or private stock exchange or market in Argentina or abroad, with powers to request any other type of admission to the Public Offering regime to the Argentine Securities Commission, the US Securities and Exchange Commission and/or other similar agencies in Argentina or abroad and the powers to enter into all types of agreements with local and/or foreign financial institutions for them to subscribe and pay in said shares for placement in the local and/or international market and to perform any acts necessary and/or advisable in order to implement the resolutions made by the Shareholders’ Meeting, and (iii) the increase and/or amendment of the Global Depositary Receipts Program currently in force between the Company and The Bank of New York as depository, representative of Global Depositary Shares as well as delegation on the Board of Directors of the establishment of the terms, conditions and scope of said program.

The motion was approved by 458,836,766 votes, with 5,912,320 abstentions from voting and 4,532,960 negative votes, in both cases by the BONY, being recorded.

ITEM FOURTEEN: Approval of a warrant to be granted free of charge for the subscription of Company common shares to the subscribers of the capital stock increase mentioned in AGENDA ITEM 12 in conformity with Section 67 of Decree 677/01, that entitles to 1 (one) share for each three subscribed shares. Delegation on the Board of Directors of the establishment of the exercise price simultaneously with the price of subscription of the capital increase. Approval of the corresponding capital increase to cover the exercise of the warrants.

The Chairman keeps the floor and states that, taking into consideration the situation of the domestic and international markets and in accordance with the provisions of section 67 of Decree/Law 677/01, it is also convenient to submit to the consideration of this Shareholders’ Meeting the possibility of establishing an incentive scheme in order to encourage the subscription, which consists in the subscriber receiving for each share subscribed a warrant free of charge which shall entitle him to subscribe in the future a fraction of 0.3334 shares, i.e. in order to acquire a new share, three warrants shall be exercised.

The representative of the BONY motions to approve the proposal submitted to the consideration of the shareholders’ meeting in every respect and to approve the proposal to cause the new shares issued upon exercise of the warrants to have the same rights as the shares outstanding at the moment of exercising such warrants. As regards dividends, they shall only be entitled to such dividends as may be approved after the exercise of the warrant.

Further he motions to approve such capital increase as may be necessary as a result of the exercise of the warrants, delegating on the board of directors the recording thereof.

In addition, he proposes to delegate on the Board of Directors the establishment of the remaining issuance terms and conditions of the warrants including without limitation, the amount, manner, timing and exercise price, offering memorandum in different versions, legal notices and such other documentation as may be necessary for the implementation of the resolutions passed at this shareholders’ meeting. Such price shall consist of the definitive subscription price of the new shares plus a premium equivalent to not more than 100% of such definitive subscription price.

The motion was approved by 451,838,733 votes, with the following being recorded: 6,000,000 abstentions from voting by the BONY and 427,463 by Previsol; and 7,010,990 negative votes by the BONY, 3,952,173 by MET AFJP Fondo Negociables and 52,687 by MET AFJP Encaje Negociable.

ITEM FIFTEEN: Reduction of the term for the exercise of preemptive and accretion rights to ten calendar days in accordance with section 194 of Law No. 19550 as amended (the “Companies Law”).

The representative of the BONY motions to reduce to 10 calendar days the term for the exercise of preemptive and accretion rights in accordance with Section 194 of Law No. 19550 as amended.

The motion was approved by 417,573,685 votes, with 5,952,000 abstentions from voting by the BONY and 44,778,350 negative votes by the BONY and 978,011 negative votes by Investors Bank being recorded.

ITEM SIXTEEN: Consideration of the amendment of the following sections of the By-laws: (i) section Nine (9) in order to adapt it to the provisions and criteria laid down by Decree 677/01, (ii) section Thirteen (13) in order to adapt the performance bonds granted by directors to current rules and regulations, and (iii) section Sixteen (16) in order to incorporate the possibility of holding remote board meetings in conformity with the provisions under section 65 of Decree 677/01.

In order to adapt the wording of the corporate by-laws to the regulations in force, the Chairman states that the Board of Directors has decided to propose to the shareholders’ meeting, in the manner in which such drafts have been made available to shareholders and incorporated to the AIF (Digitally-Signed Financial Information), the amended texts of sections 9 and 13, and the expansion of section 16, which amendments aim, on the one hand at adapting same to the “control” concept arising from Decree/Law 677/01, and on the other hand, at updating the provision relating to the performance bond granted by directors, as well as enabling remote board meetings, as the present wording was drafted before the enactment of such regulation. The representative of the BONY motions to acknowledge the amended texts as reproduced as part of this shareholders’ meeting, to omit reading thereof and to approve the texts proposed by the board of directors, with such body being delegated registration and notification powers pursuant to the legislation in force.

Further, and as regards the amount of the performance bond granted by directors, he motions to empower the Board of Directors to cause it to be at all times consistent with market values.- The motion was approved by 459,367,766 votes, with 9,821,330 abstentions from voting and 92,950 negative votes, in both cases by the BONY, being recorded.

There being no further issues to transact, the meeting was adjourned at 2:25 p.m.

ANNEX I

“SECTION NINE: SHARE TRANSFERS: 1. Share Transferability. 1.1. Freedom of conveyance; Limitations. The transfer of Company shares is not subject to any limitation, except in the situations described in paragraphs 2. and 3. as in such cases the relevant provisions under this section shall apply. Such relevant provisions are related in scope to the limitations upon transferability contemplated in section 214 of Law No. 19,550. It is expressly clarified that such limitation shall apply to: (i) tender offers regulated by the Regime of Transparency in Public Offerings (Decree No. 677/01), the General Resolutions issued by the Argentine Securities Commission (CNV) and/or any other regulation that may amend, supplement or replace them; (ii) the subscription of shares or any other mechanism that permits the effective acquisition or subscription of shares. 1.2. Scope of application. In the application of this section in regard to the obligation to carry out a mandatory tender offer, shares shall be understood to refer to (i) share coupons that confer the right to the delivery of shares; (ii) overall, any other instrument or right exercised that entitles to the delivery of shares, including warrants or purchase options, convertible securities or similar securities that enable the acquisition of shares with voting rights; and (iii) Global Depositary Receipts, or American Depositary Receipts. From this point onwards, the use in this section of the term securities, shares or any variation thereof shall be understood to have the scope described in the preceding paragraphs. 2. Takeovers. 2.1. Acquisitions of Controlling Interests. Relevant Acquisitions. For the benefit of the Company and of the shareholders who would be adversely affected by a takeover of the Company without payment of sufficient valuable consideration (controlling premium over par) if the provisions in paragraph 3. are not complied with, direct or indirect acquisitions of shares that may allow the purchaser to obtain a controlling interest over the Company (takeovers) shall be prohibited. And, even if such control were not conferred, if the shares intended for acquisition were to represent, in the aggregate, thirty-five per cent (35%) or more of capital stock, with the intended acquisition being for such percentage or for a lower percentage which on top of previously acquired shareholdings would reach or exceed 35%(relevant acquisitions), acquisitions shall be prohibited. 2.2. Exclusions. The following cases shall be excluded from the requirements described in paragraph 3. (i) acquisitions by existing shareholders or by those exercising control over shares or convertible securities in accordance with the provisions under Decree 677/2001, irrespective of the application of the regulations imposed by the Argentine Securities Commission; and (ii) when shareholdings exceed thirty-five per cent (35%) of the Company’s capital stock, to the extent such excess is due to a distribution of shares or share dividends resolved by the Company’s Shareholders’ Meeting with the requisite majorities mandatory when dealing with extraordinary points in the agenda or in the framework of an issuance of shares as a result of a merger approved by the Company’s Shareholders’ Meeting, subject, in both cases, to the disposition of such excess shareholdings on the earlier of a term of one hundred and eighty days (180 days) counted from the moment the shareholdings were credited to the shareholders’ account or prior to holding any Shareholders’ Meeting. 3. Tender Offer (“OPA” in

Spanish). 3.1. Definition. For all purposes of this section and irrespective of the application of the Regulations of the Argentine Securities Commission to other cases not included herein, as is the case of sub-paragraph 2.2. in the preceding paragraph, tender offers (OPA in Spanish) shall be understood to refer to those pursuant to which, considering all the actions taken, an individual, a legal entity or a group of individuals or legal entities that make the tender offer, aim to obtain an amount of shares such that control over the Company shall be obtained or either a portion of the capital stock equal to or higher than thirty-five per cent (35%), even when such portion of capital stock were not in itself sufficient to obtain control over the Company. For all the purposes of this section, the following holdings shall be accumulated: those in the possession of individuals or legal entities acting in concert or under common management, or being the bidder’s controlling or controlled companies as well as holdings in trusts in which the bidder and/or any individual or legal entity acting in concert or under common management or being the bidder’s controlling or controlled company are directly or indirectly beneficiaries or holders of voting rights. Without prejudice to any penalties that may be imposed on the parties that acting in concert though failing to express such actions in conformity with applicable statutory and regulatory requirements, an action in concert shall be presumed to exist when: (i) in the case of individuals, there is relationship either by blood or by marriage up to the fourth degree; (ii) in the case of legal entities or other bodies corporate, when there is a common controlling entity, or when, at least a third of management members are the same in those legal entities or bodies corporate. The above notwithstanding, it is expressly understood that no action in concert shall be presumed when there are holdings accumulated by group investment entities with at least 100 members in each one which, and even while under common management, such holdings do not exceed forty-five per cent (45%) of the Company’s capital stock and such institutions expressly represent that they do not aim to obtain or exercise control over the Company. 3.2. Requirements and Procedure. 3.2.1. Notice to the Company; content, elements and information. Irrespective of the submission of the tender offer to the Argentine Securities Commission by the bidder, the bidder must simultaneously with such submission, serve the Company with a written notice of the tender offer it intends to make. The notice shall notify the Company, through a presentation addressed to its Board of Directors, of all the terms and conditions of any agreement or preliminary agreement entered or intended to be entered between the bidder and a Company shareholder under which the bidder would be in the situation described in subparagraph 2.1. of the preceding paragraph (hereinafter the “Preliminary Agreement”) in the event of consummation. In addition, the notice to be served upon the Company shall be accompanied through any reliable means by the following information and elements: (i) The bidder’s identity, nationality, domicile and telephone number; (ii) Should the bidder be a group of individuals, the identity and domicile of each one and those of the managers of each person or entity making up the group, including the identity of the controlling entity of the bidder; (iii) The consideration offered in exchange for the shares and/or securities, expressly itemized pursuant to the relevant mechanism chosen from amongst those described in paragraph 4 (Price) as well as the origin of the funds required to comply with the covenants arising from the tender offer. If the tender offer were subject to the effective acquisition of a minimum number of shares or convertible securities, such minimum number is to be stated; (iv) The term during which the tender offer shall be in force, which should be the maximum term authorized by the regulations of the Argentine Securities Commission, computed as therein established; (v) An express statement that the tender offer is to be open to all shareholders and that the bidder takes on an irrevocable obligation to acquire all the shares offered subject to the sole condition that the aggregate bid is to exceed the minimum amount informed; (vi) An express waiver of the right to assert any claim whatsoever that may arise from the withdrawal of any acceptance provided that such withdrawal were to take place during the term of legal validity of the tender offer (vii) The formal requirements to be met by the acceptance of the tender offer, which must necessarily include the complete identity of the shareholder, the number of securities whose sale has been accepted as well as the establishment by the shareholder tendering acceptance of a domicile of choice for purposes of this section nine (viii) The accounting records provided for in sections 67 and 234, sub-section 1 of Law No. 19,550 for the last three (3) fiscal years of the bidder or bidders and of their controlling entities, with the minutes documenting approval, if applicable, or the filing of similar documentation in the event the bidder were a person not governed by the provisions of Law No. 19,550; (ix) The policies that the bidder and its controlling entities have in place as regards the distribution of dividends, the formation of reserves, either voluntary or pursuant to the by-laws, if any, when such policies may not be clearly surmised from the accounting documentation or when they have been agreed upon pursuant to agreements amongst the shareholders, and if this were the case, a copy of these agreements must be provided as well and the policies in that respect that the bidder intends to establish in the event the tender offer were successful; (x) The funds necessary for the Company to incur the expenses inherent in transmitting such information to the shareholders; (xi) The statement by the bidder that the tender offer is not within the scope of Law No. 25,156, Defense of Competition or any rule that replaces it, or, if applicable, a copy of all the documentation filed with the antitrust authorities or a commitment to file such documentation simultaneously with the antitrust authorities and with the Company; (xii) a covenant by the bidder that it will provide the Company with any documentation required to be filed with the Argentine Securities Commission or other regulatory agencies in Argentina or abroad in relation to the tender offer simultaneously upon filing such documentation with any such authorities; and; (xiii) a detail of any prior acquisition of shares in the Company by the bidder, by all the individuals or legal entities that had acted in concert or under common management, either as the bidder’s controlled or controlling entities, and the acquisitions of shares by trusts in which the bidder, all the individuals or legal entities that may have acted in concert or under common management, either as the bidder’s controlled or controlling entities are beneficiaries or holders of voting rights, with a copy of any filing with the Argentine Securities Commission or any other foreign regulatory agency in relation with such acquisition. As a condition precedent for the procedure to continue, and within a term no shorter than 5 (five) business days, the Board of Directors shall require, if applicable, that any related information be completed or clarified and it may, also request any other additional information or elements when the Board deems it necessary to be better informed and to proceed to a better assessment of the bid, in compliance with the Board’s fiduciary duties to the shareholders and for the benefit of the Company’s interests. 3.2.2. Publications. Term of the tender offer. Upon filing the tender offer with the Argentine Securities Commission and serving a notice thereof on the Company, the bidder must simultaneously publish a notice containing substantially all the information detailed above. The notice is to be published for the term and in the media determined by the regulations of the Argentine Securities Commission and additionally, for three (3) days, at minimum, in a newspaper of general circulation in the City of New York and in any other city in whose stock exchange or market the Company’s shares or securities are listed, without prejudice of the bidder’s duty to comply with any applicable rules and regulations established by foreign authorities. The term of the tender offer shall be the maximum admitted by the regulations of the Argentine Securities Commission and it shall start to run the day immediately after the last publication referred to above. 3.2.3. Report by the Board of Directors. Notice to the addressees of the tender offer. Within ten (10) business days of receipt of the communication mentioned in 3.2.1., or, if all its requirements have been met, the Board of Directors shall draft and approve an in-depth report of the implications and likely forecasts that in the opinion of the Board the tender offer would imply for the Company and the shareholders with a specific and duly grounded opinion on the suitability of the transaction proposed to the interests of the Company and the consequential recommendation that the Board of Directors deems advisable. Such report must also contain (i) the Board of Directors’ opinion on the reasonableness of the price offered in the tender offer and a technical recommendation whether to accept or reject the bid, (ii) information on any decision, either made or to be made or under study that has a reasonable likelihood of succeeding and that in the opinion of the Board is relevant for the purpose of accepting or rejecting the bid and, (iii) information on the acceptance or rejection of the tender offer intended by the Directors—including the Directors members of the Steering Committee—and by first line managers who are shareholders in the Company. Once such report is ready, without prejudice to the filings with the Argentine Securities Commission and the Buenos Aires Stock Exchange or self-regulated exchange where the Company’s securities are listed, the Board of Directors shall send such report and recommendation by mail to each shareholder, together with a copy of the notice served by the bidder as set forth in 3.2.1. with a summary of the information therein contained. 4. Price. The price per share shall be the same, it shall be monetary and may not be less than the highest price per share or security resulting from any of the following: (i) the highest price per share paid by the bidder, or on behalf of the bidder, for any acquisition of shares within 2 (two) years preceding the notice mentioned in 3.2.1., adjusted to reflect any stock-split, share dividend, subdivision, creation of classes and/or reclassification thereof or any reclassification that affects or relates to the shares; (ii) the highest selling price at closing during the thirty-day period immediately preceding the notice mentioned above, of one share as quoted in the Buenos Aires Stock Exchange, in each case adjusted to reflect any of the contingencies listed in the preceding (i) affecting or relating to the shares and/or convertible securities; (iii) the highest price resulting from the calculation made as explained in (i) and (ii), multiplied by the coefficient resulting from such price and the lowest price in the two-year period prior to the period referred in (i) above or (ii) above, as applicable. In each case, the price shall be adjusted taking into account any of the contingencies explained in (i) affecting or relating to the shares and/or convertible securities; (iv) earnings per share recorded by the Company during the last four fiscal quarters complete and known and immediately preceding the date on which the notice of the tender offer was served upon the Company multiplied by the highest price/earnings ratio recorded by the Company in the two-year period immediately preceding the date of the notice referred to above. Said figures shall be determined on the basis of the average quotation of the Company’s shares and the earnings of the last four fiscal quarters known upon determination; and (v) the book value of the Company’s shares at the time it was served with the notice of the tender offer, multiplied by the highest coefficient resulting from the ratio between the price of the Company’s share and the most recent book value known at the time of each calculation in the two years preceding the notice of the tender offer served on the Company. 5. Withdrawal. The shareholders or holders of securities who accepted the tender offer may withdraw such acceptance throughout the remaining period of validity of the tender offer and the bidder shall have no right to assert any claim whatsoever. Withdrawals of the acceptance are to be notified to the bidder in the domicile informed in the notice of the tender offer served on the Company; in the event there was more than one bidder, such notice of withdrawal shall be valid when served upon any of them. 6. Scope of the acquisition. The bidder shall acquire all the shares in the possession of all the shareholders who accepted the tender offer. If the number of such shares were less than the minimum number fixed by the bidder as a condition to proceed to the acquisition, the bidder may withdraw the bid. 7. Outcome of the tender offer. Within 48 (forty-eight) hours of expiration of the term of legal validity of the tender offer, or simultaneously with the communications that are to be sent in conformity with the regulations of the Argentine Securities Commission, the bidder must notify the Company, by any reliable means, of the acceptances tendered, detailing for each one the information related to the party tendering the acceptance as described in 3.2.1. (vii). The Board of Directors shall make such information available to the shareholders in the Company’s registered office and shall publish it for one (1) day in the same media referred to in 3.2.2. 8. Non-compliance with the requirements. The acquisitions that do not meet the requirements set forth in this section may not be enforced against the Company and they shall not be entered in the Company’s Stock Register irrespective of whether this register is kept by the Company or by a third party. If the Stock Register were kept by a third party, any relevant entries shall be made only when the Board of Directors has by any reliable means notified the entity responsible for keeping the Stock Register that the procedure is complete and that all applicable requirements have been met. Irrespective of this preceding sentence, shares acquired in breach of the provisions in this section, even if entered in the Stock Register, shall have no political or economic rights until the situation relating to acquisition thereof has been duly regularized. Neither shall they be computed in order to determine quorum in the Company’s shareholders’ meetings. 9. Consideration of tender offers in which consideration does not meet the requirements specified in paragraph 4 of this Section Nine. If all other requirements imposed on tender offers in accordance with this Section Nine have been met but the consideration tendered in exchange for the shares does not meet the requirements specified in paragraph 4 of this Section Nine, the Board of Directors shall publish the existence of such tender offer for two (2) days in the Bulletin of the Buenos Aires Stock Exchange and in two other publications of general information for investors. If, within 45 (forty-five) days subsequent to publication of the tender offer, at minimum 15% (fifteen per cent) of the shareholders so requested, at its cost the Company shall: (i) hire a leading investment bank to be proposed by the shareholders who made the request for the bank to analyze the tender offer and to issue an opinion on the value of the Company’s shares and (ii) call, as soon as practicable after receipt of such opinion, a shareholders’ meeting in order to consider any amendments to the by-laws that may be required to accept the bid. Irrespective of these provisions, the limitations upon transfers of shares contemplated in this Section Nine as regards the consideration tendered in exchange, shall not be applicable when the bidder has obtained the express and written agreement of the shareholders representing a percentage of capital stock and votes not below 51% (fifty-one per cent), in which assumption there shall be no need to hire an investment bank or to obtain a resolution by the shareholders’ meeting. For all the purposes of this section nine, the shares acquired by the Company shall be considered excluded from the calculation bases used to compute majorities”.

“SECTION Thirteen: As guarantee of their functions, the regular members of the Board of Directors shall deposit at least ten thousand Pesos ($ 10,000) or its equivalent in Government securities or either they shall grant said guarantee through any of the options admitted by current rules and regulations”.

“SECTION Sixteen: “The Company’s Board of Directors may hold sessions with the members personally present or in communication with each other through other means of simultaneous sound or image transmission existing now or to be created in the future and in full compliance with current rules and regulations. The governance body in exercise of supervisory duties shall leave evidence that all decisions adopted have been regularly made. In all cases, the minutes of the meeting of the board of directors must state the manner of participation of those members who have remotely attended the meeting.”

[There appears a seal that reads: Certification of photocopies in Notarial Sheet No. V 000142041.]

[There appears a seal that reads: ASSOCIATION OF NOTARIES PUBLIC – CITY OF BUENOS AIRES – ARGENTINE REPUBLIC.]

CERTIFICATION OF COPIES

Law 404

CERTIFICATION OF COPIES	V 000142041

In my capacity as Notary Public, Holder of Notarial Registry number one thousand six hundred and fourteen of this City, I CERTIFY that the attached copy, issued in 5 (FIVE) pages, that I seal and sign, is a TRUE COPY OF ITS ORIGINAL, I ATTEST. This is a true Copy of the Minutes dated October 10, 2007, appearing on page 237 to 246 of the Meetings Minutes number 10 certified by the Superintendency of Corporations under number A 21021 on May 14, 1992. This is certified upon the Company’s request for it to be filed with whom it may concern. I issue this document in the City of Buenos Aires on this 18th day of October, 2007.

[There follows an illegible signature and a seal that reads: Estela B. García Liñeiro – License No. 4255 – Notary Public.]

THIS DOCUMENT, CONSISTING OF 12 (TWELVE) PAGES, IS A TRUE AND ACCURATE TRANSLATION into English of the original document in Spanish I have had before me in Buenos Aires, on this 22nd day of October, 2007.

[For authentication purposes only:]

ESTE DOCUMENTO, COMPUESTO DE 12 (DOCE) PÁGINAS, ES TRADUCCIÓN FIEL al inglés del documento original adjunto redactado en español que he tenido ante mí y al cual me remito en Buenos Aires a los 22 días de octubre de 2007.

12